EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact: Mr. Edward Geletka
President and CEO
(856) 205-0058

COLONIAL FINANCIAL SERVICES, INC. ANNOUNCES THIRD QUARTER 2012 RESULTS

Vineland, New Jersey, November 20, 2012 – Colonial Financial Services, Inc. (NASDAQ Global Market: COBK) (the “Company”) the holding company for Colonial Bank, FSB (the “Bank”), announced net income of $475 thousand, or $0.13 per basic share and $0.12 per diluted share for the three months ended September 30, 2012, compared to net income of $981 thousand, or $0.24 per basic and diluted share, for the three months ended September 30, 2011.  For the nine months ended September 30, 2012, the Company had a net loss of $789 thousand, or $(0.21) per basic and diluted share compared to net income of $2.4 million, or $0.59 per basic and diluted share, for the nine months ended September 30, 2011.

For the three months ended September 30, 2012, net interest income after provision for loan losses was $3.7 million compared to $4.1 million for the three months ended September 30, 2011.  The provision for loan losses totaled $329 thousand for the three months ended September 30, 2012 compared to $398 thousand for the three months ended September 30, 2011.  Interest income decreased to $5.3 million for the three months ended September 30, 2012 from $6.2 million for the three months ended September 30, 2011.  Interest expense decreased to $1.3 million for the three months ended September 30, 2012 from $1.7 million for the three months ended September 30, 2011.  Non-interest income was $425 thousand for the three months ended September 30, 2012 compared to $485 thousand for the three months ended September 30, 2011.  Non-interest expense was $3.4 million for the three months ended September 30, 2012 compared to $3.2 million for the three months ended September 30, 2011.  For the three months ended September 30, 2012, income tax was an expense of $216 thousand compared to an expense of $426 thousand for the three months ended September 30, 2011.

For the nine months ended September 30, 2012, net interest income after provision for loan losses was $7.0 million compared to $11.6 million for the nine months ended September 30, 2011.  The provision for loan losses totaled $5.1 million for the nine months ended September 30, 2012 compared to $1.2 million for the nine months ended September 30, 2011.  Interest income decreased to $16.3 million for the nine months ended September 30, 2012 from $18.3 million for the nine months ended September 30, 2011.  Interest expense decreased to $4.2 million for the nine months ended September 30, 2012 from $5.5 million for the nine months ended September 30, 2011.  Non-interest income was $1.4 million for the nine months ended September 30, 2012 compared to $1.3 million for the nine months ended September 30, 2011.  Non-interest expense was $9.7 million for the nine months ended September 30, 2012 compared to $9.6 million for the nine months ended September 30, 2011.  For the nine months ended September 30, 2012, income tax totaled a benefit of $553 thousand compared to an expense of $943 thousand for the nine months ended September 30, 2011.

Total assets at September 30, 2012 were $630.3 million compared to $603.8 million at December 31, 2011, an increase of $26.5 million.  Cash and cash equivalents increased to $24.8 million at September 30, 2012 from $7.9 million at December 31, 2011.  Investment securities available for sale increased to $243.0 million at September 30, 2012 from $228.5 million at December 31, 2011.  Investment securities held to maturity decreased to $33.2 million at September 30, 2012 from $38.0 million at December 31, 2011.  Net loans receivable at September 30, 2012 were $294.4 million compared to $297.6 million at December 31, 2011.  Deposits increased to $556.4 million at September 30, 2012 compared to $520.7 million at December 31, 2011.  Borrowings totaled $2.0 million at September 30, 2012 and $10.0 million at December 31, 2011, respectively.  Stockholders’ equity decreased to $70.2 million at September 30, 2012 from $71.7 million at December 31, 2011.  The decrease in stockholders’ equity was mainly the result of the Company’s net loss and common stock repurchased under the second stock repurchase program.

Colonial Financial Services, Inc. is the stock holding company for Colonial Bank, FSB.  Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913.  Colonial Bank, FSB conducts business from its headquarters and main office in Vineland, New Jersey as well as eight offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiaries, COBK Investments, Inc. and Cohansey Bridge LLC.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Interest income	$5,314	$6,223	$16,287	$18,345
Interest expense	1,291	1,724	4,207	5,549
Net interest income	4,023	4,499	12,080	12,796
Provision for loan losses	329	398	5,072	1,194
Net interest income after provision for loan losses	3,694	4,101	7,008	11,602
Non-interest income	425	485	1,370	1,307
Non-interest expense	3,428	3,179	9,720	9,588
Income (loss) before income tax expense(benefit)	691	1,407	(1,342)	3,321
Income tax expense (benefit)	216	426	(553)	943
Net income (loss)	$475	$981	$(789)	$2,378

Earnings (loss) per share – basic (1)	$0.13	$0.24	$(0.21)	$0.59
Earnings (loss) per share – diluted (1)	$0.12	$0.24	$(0.21)	$0.59
Weighted average shares outstanding – basic (1)	3,793,790	4,002,642	3,814,645	4,010,750
Weighted average shares outstanding – diluted (1)	3,805,545	4,002,642	3,814,645	4,010,750

Performance Ratios (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Return on average assets (2)	0.30%	0.65%	(0.17)%	0.53%
Return on average equity (2)	2.70%	5.41%	(1.47)%	4.46%
Net interest margin on average interest earning assets	2.89%	3.25%	2.86%	3.24%

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands, except per share data)
	At September 30, 2012	At December 31, 2011
Assets	$630,294	$603,814
Cash and cash equivalents	24,759	7,893
Investment securities	276,242	266,535
Net loans receivable	294,432	297,570
Deposits	556,371	520,703
Federal Home Loan Bank borrowings	2,000	10,045
Total stockholders’ equity	70,181	71,685
Book value per share (3)	17.89	17.95
Stockholders’ equity to total assets	11.13%	11.87%

Asset Quality (Unaudited)
(Dollars in thousands)
	At September 30, 2012	At December 31, 2011
Non-performing assets (4)	$12,230	$9,245
Allowance for loan losses	3,006	5,027
Non-performing assets to total assets	1.94%	1.53%
Allowance for losses to total loans	1.01%	1.66%

(1)
Shares outstanding do not include unreleased ESOP shares and treasury shares but do include the common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation, if dilutive.

(2)	Annualized.
(3)	Total stockholders’ equity divided by shares outstanding of 3,923,264 and 3,994,046 for September 30, 2012 and December 31, 2011, respectively.
(4)	Non-performing assets include non-accrual loans and real estate owned.